Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Mind Medicine (MindMed) Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	Rule 457(r)	10,714,286 (2)	$7.00	$75,000,002	0.0001476	$11,070
Fees to Be Paid	Equity	Pre-funded warrants to purchase common shares	Rule 457(r)	1,428,775	$7.00(3)	—(3)	0.0001476	—(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$75,000,002		$11,070
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,070

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-280548), filed on June 28, 2024, other than in connection with $150,000,000 of common shares of the Company that may be issued and sold from time to time under the prospectus supplement included therein.
(2)	Includes 1,428,775 common shares that are issuable upon the exercise of the pre-funded warrants referenced below.

(3)	Represents the sum of the public offering price of the pre-funded warrants of $6.999 per pre-funded warrant and the exercise price of $0.001 per share issuable pursuant to the pre-funded warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common shares underlying the pre-funded warrants.